Exhibit 11

                             AMERICAN STORES COMPANY
                        CALCULATION OF EARNINGS PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)

                                                             1995       1994         1993

Primary Earnings Per Share
Primary earnings applicable to shareholders before
 extraordinary item                                       $316,809    $345,184    $262,090
Extraordinary item                                               0           0     (15,000)

Primary earnings applicable to shareholders               $316,809    $345,184    $247,090

Earnings per share before extraordinary item                 $2.16       $2.42       $1.85
Extraordinary item                                               0           0       (0.11)

Primary earnings per share                                   $2.16       $2.42       $1.74

Average shares outstanding                                 146,943     142,767     142,202


Fully Diluted Earnings Per Share

Earnings applicable to shareholders before extra-
 ordinary item                                            $316,809    $345,184    $262,090
Plus interest on convertible debentures                          0       7,612       7,612

Fully diluted earnings applicable to shareholders
 before extraordinary item                                 316,809     352,796     269,702
Extraordinary item                                               0           0     (15,000)

Fully diluted earnings applicable to shareholders         $316,809    $352,796    $254,702

Earnings per share before extraordinary item                 $2.16       $2.33       $1.79
Extraordinary item                                               0           0       (0.10)

Fully diluted earnings per share                             $2.16(1)    $2.33       $1.69(1)

Fully diluted average shares outstanding                   147,425     151,211     151,020

Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise                             $40,485     $13,773     $23,557
Shares under options outstanding                             1,974       1,213       2,139
Shares assumed acquired with proceeds under the
  treasury stock method                                     (1,492)       (547)     (1,099)
Incremental shares due to assumed exercise
  of stock options                                             482         666       1,040

Fully diluted average shares outstanding:

Average shares outstanding                                 146,943     142,767     142,202
Assumed exercise of stock options                              482         666       1,040
Assumed conversion of debentures                                 0       7,778       7,778

       Total                                               147,425     151,211     151,020


(1)  Dilution is less than 3%.